Contact:	Michael Mellon	FOR IMMEDIATE RELEASE
President
(219) 836-5870

April 22, 2008

AMB FINANCIAL ANNOUNCES QUARTER RESULTS ALONG WITH THE DECLARATION OF A CASH DIVIDEND

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the “Company”) the parent holding company for American Savings, FSB (the “Bank”) announced today net income for the quarter ended March 31, 2008 totaled $89,000, or $.09 per diluted share, compared to net income of $16,000, or $.02 per diluted share reported for the quarter ended March 31, 2007. The increase in net income is attributable to an increase in net interest income and an increase in non-interest income, offset by increases in provision for loan losses, non-interest expenses and income taxes. The return on average equity and return on average assets were 2.65% and 0.20%, respectively, in the current quarter, compared to 0.44% and 0.04% in last year’s comparable period.

The Company also announced that it would pay a cash dividend of $.09 per share for the quarter ended March 31, 2008. The dividend will be payable on May 23, 2008 to the shareholders of record on May 9, 2008.

Financial Condition. During the quarter ended March 31, 2008, the Company’s total assets increased by $8.6 million to $183.4 million from $174.8 million at December 31, 2007. The increase in assets was primarily the result of a $3.9 million increase in cash and cash equivalents, a $3.4 million increase in net loans receivable, and a $1.0 million increase in office properties and equipment. Primarily funding this asset growth was a $3.3 million increase in deposits and a $5.1 million increase in borrowings due primarily from the Federal Home Loan Bank of Indianapolis. Cash and cash equivalents totaled a combined $6.8 million at March 31, 2008, as compared to $2.9 million at December 31, 2007.

Loans receivable increased $3.4 million to $151.4 million at March 31, 2008 from $148.0 million at December 31, 2007. As a result of an increase in mortgage demand, loan originations and purchases increased to $15.7 million for the quarter ended March 31, 2008, as compared to $8.5 million in the prior year’s quarter. Offsetting the originations and purchases were amortization and prepayments of loans totaling $12.3 million and $12.4 million for the quarters ended March 31, 2008 and 2007, respectively.

The allowance for loan losses totaled $778,000 at March 31, 2008, an increase of $40,000 from the $738,000 allowance at December 31, 2007. The Bank’s allowance for loan losses to net loans receivable was .51% at March 31, 2008, compared to .50% at December 31, 2007. Non-performing loans totaled $3.1 million, or 2.03% of total loans receivable at March 31, 2008, compared to $2.6 million, or 1.72% of total loans receivable at December 31, 2007. Included in non-performing loans at March 31, 2008, were one single family construction loan totaling $233,000, fifteen one-to four family mortgage loans totaling $1.8 million, two multi-family mortgage loans totaling $708,000, one non-residential mortgage loan totaling $353,000 and five consumer loans totaling $53,000. The ratio of allowance for loan losses to non-performing loans was 25.0% at March 31, 2008, compared to 28.5% at December 31, 2007.

Net real estate owned at March 31, 2008 totaled $743,000. Real estate owned consisted of one non-residential parcel totaling $403,000 located in Highland, Indiana and thirty-two vacant land parcels located near Indianapolis, Indiana totaling $347,000. The real estate owned properties are valued at the lower of cost or managements’ estimate of net realizable value.

Office properties and equipment increased $1.0 million to $7.2 million at March 31, 2008, as compared to $6.2 million at December 31, 2007. The increase was due to the ongoing construction of a three-story office building located in Schererville, Indiana, which will be partially utilized by the Bank as a full service branch office. The Bank will attempt to lease the remaining portion of the building. Construction of the banking facility is near completion and anticipated to be open to the public in June 2008. Costs incurred through March 31, 2008 totaled $4.6 million. Remaining costs to complete the construction project are anticipated to be approximately $1.0 million.

The Company had previously acquired, in conjunction with an agreement with a local builder, vacant lots on which to construct single-family residences in St. John and Munster, Indiana. At March 31, 2008, the Company’s $2.0 million investment in real estate development projects consisted of three completed single-family dwelling units and four vacant lots. Due to the slowdown in the real estate market, the Company has decided not to build on the remaining vacant lots at this time. All of the completed units and vacant lots are currently listed for sale.

Deposits increased $3.3 million to $122.2 million at March 31, 2008 from $118.9 million at December 31, 2007. The increase in deposits is due to an increase in checking and money market deposits totaling $2.0 million, passbook accounts totaling $800,000 and certificates of deposits totaling $500,000. At March 31, 2008, the Bank’s non-certificate accounts (passbook, checking and money market accounts) comprised $43.0 million, or 35.2% of deposits, compared to $40.3 million, or 33.9% of deposits at December 31, 2007. The increase in deposits during the current year is attributable in part to increased marketing efforts to attract deposits in the local market area of the Company.

Borrowed money, which consisted primarily of FHLB of Indianapolis advances, increased by $5.1 million to $41.0 million at March 31, 2008, as compared to $35.9 million at December 31, 2007. The Company increased borrowings from the FHLB of Indianapolis to $38.4 million at March 31, 2008, from $33.4 million at December 31, 2007. As of March 31, 2008, the weighted average rate for the FHLB of Indianapolis borrowings was 4.29%, compared to a weighted average rate of 4.87%, as of December 31, 2007. FHLB of Indianapolis borrowings scheduled to mature during the next twelve months total $17.2 million at a weighted average rate of 3.83%. During the first quarter of 2008, the Company repaid $2.0 million in other borrowed funds, which had an adjustable interest rate and an annual renewal term and replaced it with a new $2.0 million borrowing at a fixed rate of interest and a five-year term.

Total stockholders’ equity of the Company increased by $14,000 to $13,467,000, or 7.34% of total assets, at March 31, 2008, compared to $13,452,000, or 7.70% of total assets at December 31, 2007. The decline in the ratio was due to the $8.6 million increase in assets. The increase in stockholders’ equity was the result of the Company’s net income of $89,000 and an increase in unrealized holding gains on securities available for sale, net of tax, in the amount of $14,000, which was in part offset by the payment of $89,000 in cash dividends. The number of common shares outstanding at March 31, 2008 was 984,166 and the book value per common share outstanding was $13.68. The Bank’s tangible, core and risk-based capital percentages of 8.28%, 8.28% and 13.05%, respectively, at March 31, 2008 exceeded all regulatory requirements and categorize the Bank as well capitalized under OTS guidelines.

It is not clear how serious an effect the current slowdown of the economy will have on the Company’s loan volume, credit quality and deposit flows. However, management believes that the Company’s construction loans, non-owner occupied loans, purchased loans, and consumer loans may be particularly sensitive to adverse economic conditions.

Results for the Quarter Ended March 31, 2008 Compared to the Quarter Ended March 31, 2007

Interest income - Total interest income decreased by $92,000 to $2,466,000 for the quarter ended March 31, 2008, as compared with the prior year. This decrease was the result of a $5.4 million decrease in the average balance of interest-earning assets to $155.7 million for the quarter ended March 31, 2008, as compared to $161.1 million for the quarter ended March 31, 2007, as well as a slight decrease in the average yield on interest-earning assets to 6.34% for the quarter ended March 31, 2008, as compared to 6.35% for the quarter ended March 31, 2007. The decrease in the average balance of interest-earning assets was primarily due to a decrease in the average balance of interest-bearing deposits.

Interest Expense - Total interest expense decreased by $129,000, to $1.5 million for the quarter ended March 31, 2008, as compared to the prior year. The cost of interest-bearing liabilities decreased 31 basis points to 3.80% for the quarter ended March 31, 2008, as compared to 4.11% for the quarter ended March 31, 2007, as declining short-term interest rates enabled management to lower the rate on repricing certificates of deposits and still remain competitive. Also contributing to the decline was a $600,000 decrease in the outstanding average balance of interest-bearing liabilities to $160.6 million for the quarter ended March 31, 2008, as compared to $161.2 million for the quarter ended March 31, 2007.

As a result of the above changes in interest income and interest expense, net interest income increased $37,000, to $940,000 for the quarter ended March 31, 2008, as compared to the prior year. The net interest rate spread increased to 2.54% during the current quarter, as compared to 2.24% for the quarter ended March 31, 2007. The net interest margin also increased to 2.42% in the current quarter, as compared to 2.24% a year ago. The net interest rate spread and net interest margin increased between the periods primarily due to a decrease in the average cost of interest-bearing liabilities, which was favorably impacted by recent federal funds rate declines.

Provision for Loan Losses - The Company recorded a provision for loan losses of $60,000 during the quarter, as compared to $26,000 during the prior year’s quarter. The provision during the current year’s quarter was primarily the result of managements’ periodic assessment of the allowance for loan losses on loans. Based upon managements’ assessment, appropriate provisions are made to maintain the adequacy of the allowance to cover probable losses in the loan portfolio. The prior year’s provision was favorably impacted by a $249,000 loan loss recovery. The amount of the allowance is based on estimates and ultimate losses may vary from such estimates. During the current quarter, the Bank charged-off $20,000 of loans, including $9,000 in auto loans and $11,000 in credit card loans.

Non-Interest Income - Non-interest income increased by $160,000 to $381,000 for the quarter ended March 31, 2008, as compared to $221,000 for the quarter ended March 31, 2007. The increase was due in part to a $49,000 increase in service fee income, primarily in accounts receivable program fees due to an increase in volume, a $95,000 decline in losses on the sale of real estate owned, and a $23,000 gain consisting of a mandatory partial redemption of the Bank’s ownership interest in VISA. Partially offsetting these increases was an $11,000 decline in income from trading securities due to a smaller increase in market value of the Company’s investment in equity securities as compared to the prior year’s quarter.

Non-Interest Expense - Non-interest expense increased by $39,000 between the periods primarily due to a $12,000 increase in advertising due to the Company undertaking more promotions during the current quarter as compared to the prior year’s quarter, a $16,000 increase in occupancy and equipment expenses due in part to increased snow removal expenses, a $14,000 increase in professional fees due in part to legal fees related to delinquent loans, and a $22,000 increase in federal deposit insurance premiums due to the Bank fully utilizing its FDIC insurance credit in 2007. Partially offsetting the increase was a $9,000 decline in compensation expense and an $11,000 decline in data processing expense due in part to the contract renegotiation of the primary data processing vendor of the Bank. Included in the current year's other non-interest expense total of $178,000 is $28,000 in holding costs, consisting primarily of real estate taxes, related to the Company’s investment in the aforementioned real estate held for development, which were not present in the prior year. It is anticipated that our occupancy and equipment expenses, compensation and various other expenses will increase significantly in the second half of 2008 as a result of the anticipated June 2008 opening of our new branch office facility. The Company will attempt to lease a portion of the building that it will not utilize to offset some of these costs.

Income Taxes - The Company recorded an income tax expense of $37,000 for the quarter ended March 31, 2008, as compared to an income tax benefit of $14,000 for the quarter ended March 31, 2007. The prior year tax benefit was generated in part by favorable permanent tax adjustments relating to increases in cash value on bank-owned life insurance and the result of amending a prior year's state income tax return.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the company, and (viii) the success of the Company’s workout programs for troubled assets and (ix) competition.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community-oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of selected financial information are included with this release.)

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

	Mar. 31,	Dec. 31,
	2008	2007
	(Unaudited)

Total assets	$183,360	$174,754
Loans receivable, net	151,398	148,025
Mortgage-backed securities	715	858
Investment securities and interest-bearing deposits	7,499	3,849
Deposits	122,198	118,882
Borrowed money	40,970	35,913
Guaranteed preferred beneficial interest inthe Company's subordinated debentures	3,000	3,000
Stockholders' equity	13,467	13,453

Selected Operations Data
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2008	2007

Total interest income	$2,466	$2,558
Total interest expense	1,526	1,655
Net interest income	940	903
Provision for loan losses	60	26
Net interest income after provision for
loan losses	880	877
Non-interest income:
Fees and service charges	284	235
Rental Income	39	35
Gain (loss) on trading securities	6	17
Gain (loss) on sale of real estate owned	0	(95)
Loss from limited partnership	(11)	(9)
Gain on sale of other assets	23	0
Income from real estate held for development	0	0
Increase in cash surrender value of life insurance	31	31
Other operating income	9	7
Total non-interest income:	381	221
Non-interest expense:
Staffing cost	556	565
Advertising	39	27
Occupancy and equipment costs	124	108
Data processing	114	125
Professional fees	98	84
Federal deposit insurance premiums	26	4
Other	178	183
Total non-interest expense	1,135	1,096
Income (loss) before income taxes	126	2
Income tax expense (benefit)	37	(14)
Net income (loss)	$89	$16

Earnings (loss) per share
Basic	$0.09	$0.02
Diluted	$0.09	$0.02

AMB Financial Corp.
Selected Financial Ratios and Other Data
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Performance Ratios (annualized):
Return on average assets	0.20%	0.04
Return on average equity	2.65	0.44
Average yield on interest-earning assets	6.34	6.35
Average cost of interest-bearing liabilities	3.80	4.11
Interest rate spread	2.54	2.24
Net interest margin	2.42	2.24
Efficiency ratio	87.36	97.53
Non-interest expense to average total assets	2.55	2.42
Average interest-earning assets to average interest-bearing liabilities	.97x	1.00x

Weighted average common shares outstanding:
Basic	984,166	1,044,752
Diluted	984,166	1,048,146

	At	At	At
	Mar. 31,	Dec. 31,	Mar. 31,
	2008	2007	2007

Quality Ratios:
Non-performing assets to total assets	2.11%	1.91%	2.48%
Allowance for loan losses to non-performing loans	24.94	28.46	24.58
Allowance for loan losses to loans receivable, net	0.51	0.50	0.64

Capital Ratios:
Stockholders' equity to total assets	7.34	7.70	8.05
Tangible capital ratio (Bank only)	8.28	8.86	8.70
Core capital ratio (Bank only)	8.28	8.86	8.70
Risk-based capital ratio (Bank only)	13.05	14.13	15.28
Average equity to average assets	7.54	8.01	8.04

Other Data:
Number of full service offices	3	3	3